Exhibit 1
Joint Filing Agreement
     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to the Common Stock, par value $0.02 per share, of Tipperary Corporation beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.
Date: October 31, 2005

SANTOS INTERNATIONAL HOLDINGS PTY LTD
By:	/s/ Wesley Jon Glanville
Wesley Jon Glanville
Company Secretary

SANTOS AMERICAS AND EUROPE CORPORATION
By:	/s/ Kathleen A. Hogenson
Kathleen A. Hogenson
President

SANTOS LIMITED
By:	/s/ Wesley Jon Glanville
Wesley Jon Glanville
Company Secretary